SUNDAY COMMUNICATIONS LIMITED

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 0866)

CHANGE OF COMPANY SECRETARY

The Board of Directors (the "Board") of SUNDAY Communications Limited (the "Company") announces that Miss Janet Ching Man Fung has assumed the position of Group Director - Operations, and that she has resigned as the Company Secretary of the Company with effect from 18th February 2005.

The Board further announces that Mr. Raymond Wai Man Mak was appointed as the Company Secretary of the Company with effect from 18th February 2005. Mr. Mak is an associate member of the Hong Kong Institute of Certified Public Accountants.

By Order of the Board
William Bruce Hicks
Group Managing Director
Hong Kong, 18th February 2005

As at the date of this announcement, the Board comprises:

Executive Directors	Non-executive Directors
Mr. Richard John Siemens (Co-Chairman)	Mr. Kenneth Michael Katz
Mr. Edward Wai Sun Cheng (Co-Chairman)	Mr. Hongqing Zheng
Mr. William Bruce Hicks (Group Managing Director)
Mr. Kuldeep Saran	Independent Non-executive Directors
Mr. Andrew Chun Keung Leung	Mr. John William Crawford
Mr. Henry Michael Pearson Miles
Mr. Robert John Richard Owen